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                                                                                            Exhibit 12



                             THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        FOR THE FIVE FISCAL YEARS ENDED JANUARY 30, 1999 AND FOR THE
                       THIRTY-NINE WEEKS ENDED OCTOBER 30, 1999, AND OCTOBER 31, 1998


                                              39 Weeks Ended                 Fiscal Year Ended
                                           Oct. 30,  Oct. 31,  Jan. 30, Jan. 31,  Feb. 1,   Feb. 3, Jan. 28,
                                             1999      1998      1999     1998     1997      1996     1995
Earnings Available for Fixed Charges:
Pretax earnings from continuing
  operations                                 $  688    $  616   $1,395   $1,279   $1,232   $1,160   $1,079
Fixed charges (excluding interest
  capitalized and pretax preferred
  stock dividend requirements)                  257       256      344      363      346      317      293
Dividends on ESOP Preference Shares             (18)      (19)     (25)     (26)     (26)     (28)     (28)
Capitalized interest amortization                 6         5        7        6        6        5        4
                                                933       858    1,721    1,622    1,558    1,454    1,348

Fixed Charges:
Gross interest expense (a)                   $  253    $  249   $  339   $  353   $  341   $  316   $  289
Interest factor attributable to
  rent expense                                   16        18       21       23       22       20       19
                                                269       267      360      376      363      336      308

Ratio of Earnings to Fixed Charges              3.5       3.2      4.8      4.3      4.3      4.3      4.4


(a)  Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.

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